Results of October 5, 2000 shareholder meeting
(Unaudited)

An annual meeting of shareholders of the fund was held on October 5, 2000.
At the meeting, each of the nominees for Trustees was elected, as follows:


Common Shares
                                                  Votes
                 Votes for                 withheld
Jameson Adkins Baxter         14,899,150
215,656
Hans H. Estin  14,886,178     228,628
Ronald J. Jackson             14,890,399     224,407
Paul L. Joskow 14,900,020     214,786
Elizabeth T. Kennan           14,880,160     234,646
Lawrence J. Lasser            14,899,072     215,734
John H. Mullin III            14,890,868     223,938
George Putnam, III            14,897,264     217,542
A.J.C. Smith   14,892,627     222,179
W. Thomas Stephens            14,899,786     215,020
W. Nicholas Thorndike         14,891,252     223,554

                    Preferrred Shares
                              Votes
               Votes for      withheld

John A. Hill   4,025           14
Robert E. Patterson           4,025    14

A proposal to ratify the selection of PricewaterhouseCoopers
LLP as the independent auditors
of your fund was approved as follows:

Common Shares -- 14,788,464 votes for, and 136,277 votes against, with 190,065 abstentions.

Preferred Shares - 4,039 votes for, and 0 votes against.